Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

This document is being filed as an exhibit to a registration statement on Form S-3 (the “Registration Statement”) of enGene Holdings Inc. and incorporated by reference into the prospectus contained in such Registration Statement (the “Prospectus”).

Unless the context indicates otherwise, references to the terms “New enGene,” and the “Company,” refer to enGene Holdings Inc. and its subsidiaries at and after the consummation of the Business Combination (as defined below) on the Closing Date (as defined below) and giving effect to the consummation of the transactions contemplated by the Business Combination Agreement (as defined below). The terms “Old enGene” or “enGene Inc.” refer to enGene Inc. and its consolidated subsidiary prior to the Business Combination.

Background and Business Combination

On October 31, 2023 (the “Closing Date”), the Company consummated a business combination (the “Business Combination”) with Forbion European Acquisition Corp., a Cayman Islands exempted company and a special purpose acquisition corporation (“FEAC”), and enGene Inc., a corporation incorporated under the laws of Canada (“enGene Inc.”), pursuant to the Business Combination Agreement, dated as of May 16, 2023 (as amended, the “Business Combination Agreement”). As a result of the Business Combination, the Company became a publicly traded company, with enGene Inc. as its subsidiary continuing the existing business operations. The Company’s common shares, without par value (“New enGene Shares”) and warrants to purchase New enGene Shares of the Company at a price of $11.50 per share, subject to adjustment (“New enGene Warrants”), commenced trading on the Nasdaq Capital Market under the symbols “ENGN” and “ENGNW,” respectively, on November 1, 2023.

The Business Combination was completed pursuant to the Business Combination Agreement through, among other things, the following series of transactions:

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on September 5, 2023, FEAC incorporated 15333881 Canada Inc., a corporation incorporated under the laws of Canada and a direct wholly owned subsidiary of FEAC (“Can Merger Sub”) and on September 6, 2023, New enGene incorporated enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of New enGene (“Cayman Merger Sub”);
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pursuant to a Sponsor and Insiders Letter Agreement entered into concurrently with the execution and delivery of the Business Combination Agreement (the “Sponsor and Insiders Letter Agreement”), on October 27, 2023, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “FEAC Sponsor”), surrendered, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the FEAC Sponsor to FEAC into private placement warrants of FEAC (“FEAC Private Placement Warrants”), 1,789,004 FEAC Class B Shares (as defined below) and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration (the “Surrender”), effective immediately prior to the Class B Conversion (as defined below);
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on October 27, 2023, each FEAC Class B Share that remained outstanding following the Surrender was exchanged for one FEAC Class A ordinary share, $0.0001 par value (“FEAC Class A Share”) (the “Class B Conversion”);
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on October 30, 2023, Cayman Merger Sub merged with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), and pursuant thereto: (i) New enGene issued to the holders of FEAC Shares (as defined below) (including the FEAC Sponsor) New enGene Shares in exchange for such holders’ FEAC Shares and such FEAC Shares were not cancelled but were transferred to New enGene, (ii) FEAC thereby became a wholly owned subsidiary of New enGene, and (iii) each issued share of Cayman Merger Sub was exchanged for a FEAC Class A Share as the surviving entity, and Cayman Merger Sub (having merged into FEAC) ceased to exist as a separate entity by virtue of the Cayman Merger;

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concurrently with the Cayman Merger, and effective at the same time the Cayman Merger became effective under Cayman Islands law, (i) New enGene assumed the warrants of FEAC to purchase one FEAC Class A Share at an exercise price of $11.50 per share (the “FEAC Warrants”), subject to adjustment (and, as so assumed, became New enGene Warrants) pursuant to a warrant assignment, assumption and amendment agreement, (ii) FEAC as the entity surviving the Cayman Merger issued to New enGene a non-interest bearing demand promissory note payable denominated in Canadian dollars (“C$”) having a principal amount equal to the fair market value of the FEAC Warrants assumed by New enGene (“Note 3”) in consideration of the assumption by New enGene of obligations under the FEAC Warrants (as so assumed, New enGene Warrants), and (iii) New enGene redeemed certain initial common shares of New enGene held by the sole shareholder of New enGene for an amount equal to the amount of capital that the sole shareholder of New enGene contributed for purposes of the incorporation of New enGene (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);
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following the Cayman Reorganization, FEAC filed an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner New enGene, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);
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on the Closing Date and pursuant to the Plan of Arrangement (as defined below), subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the 2023 PIPE Financing (as defined below), FEAC loaned to New enGene an amount equal to the total funds held in its Trust Account (as defined below) (subject to certain deductions described in the Business Combination Agreement), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which New enGene issued a C$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted into its Canadian dollar equivalent based on 1.3833 (the C$:U.S.$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date), following which FEAC sold to New enGene, and New enGene purchased, all of the outstanding common shares of Can Merger Sub for a purchase price of C$10 (the “Can Merger Sub Share Sale”);
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following the Can Merger Sub Share Sale but prior to the Amalgamation, the 2023 PIPE Financing was consummated;
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subsequent to the Can Merger Sub Share Sale and 2023 PIPE Financing, Can Merger Sub and Old enGene amalgamated pursuant to the Plan of Arrangement (such transaction being the “Amalgamation”, and the date of the Amalgamation being the Closing Date), and pursuant to the Amalgamation, (i) each Old enGene Share (as defined below) outstanding immediately prior to the Amalgamation was exchanged for New enGene Shares at the enGene Exchange Ratio (as defined below) and each Old enGene Warrant (as defined below) outstanding immediately prior to the Amalgamation was exchanged for New enGene Warrants per the enGene Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation was exchanged for one common share in the authorized share capital of the amalgamated entity; and (iii) in consideration for the issuance of New enGene Shares, the amalgamated entity issued its common shares to New enGene; and
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following the Amalgamation, New enGene continued from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia).

The transactions described above, together with the other transactions contemplated by the Business Combination Agreement, are hereinafter referred to as the “Transactions.”

Certain Additional Defined Terms

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“2022 Convertible Notes” has the meaning set forth under “Note 1. Description of the Transactions—Convertible Bridge Financing” below.
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“2023 Convertible Notes” has the meaning set forth under “Note 1. Description of the Transactions—Convertible Bridge Financing” below.

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“2023 Financing” has the meaning set forth under “Note 1. Description of the Transactions—Convertible Bridge Financing” below.
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“2023 PIPE Financing” refers to the transactions pursuant to which the 2023 PIPE Investors entered into the 2023 Subscription Agreements, as modified by a side letter agreement, pursuant to which the Company ultimately issued 6,435,441 New enGene Shares and 2,702,791 New enGene Warrants to purchase New enGene Shares for an aggregate purchase price equal to $56.9 million.
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“2023 PIPE Investors” means the investors party to the 2023 Subscription Agreements.
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“2023 Subordinated Notes” has the meaning set forth under “Note 1. Description of the Transactions—Convertible Bridge Financing” below.
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“2023 Subscription Agreements” refers to the Subscription Agreements entered into by the 2023 PIPE Investors on May 16, 2023, pursuant to which the 2023 PIPE Investors agreed to purchase securities of FEAC, or securities of the Company following the Company’s assumption of such obligations, for an aggregate commitment amount of $56.9 million, and pursuant to which the Company ultimately issued 6,435,441 New enGene Shares and 2,702,791 New enGene Warrants to purchase New enGene Shares for an aggregate purchase price equal to $56.9 million.
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“Amended 2022 Financing” has the meaning set forth under “Note 1. Description of the Transactions—Convertible Bridge Financing” below.
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“Assumption” has the meaning set forth under “Note 1. Description of the Transactions—2023 PIPE Financing” below.
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“Convertible Bridge Financing” has the meaning set forth under “Note 1. Description of the Transactions—Convertible Bridge Financing” below.
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“Combined Company” has the meaning set forth under paragraph 1 of the “Unaudited Pro Forma Condensed Statement of Operations” below.
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D&O has the meaning set forth under “Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations” below.
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“DDX” means dually derivatized chitosan, enGene’s proprietary carrier for genetic medicines to mucosal tissues and is the foundation for enGene’s nanoparticle formulations.
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“DNA” means deoxyribonucleic acid.
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“enGene Exchange Ratio” means 0.1804799669, which was the exchange ratio used in the Business Combination, calculated in accordance with the terms of the Business Combination Agreement as a quotient obtained by dividing (a) the enGene Per Share Value of $1.84991967 ((i) $96,543,554, which is the reference value of $90,000,000 plus the exercise value of enGene Inc.’s outstanding share-based awards, divided by (ii) 52,187,971, which is the sum of enGene Inc.’s outstanding common shares immediately prior to the closing of the Business Combination and the number of common shares issued or issuable upon exercise or settlement of enGene Inc.’s outstanding share-based awards and excludes any shares issuable for the conversion of enGene Inc.’s convertible debt) by (b) the Reference Price of $10.25.
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“enGene Per Share Value” has the meaning set forth in “enGene Exchange Ratio”.
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“Extension Loans” has the meaning set forth under “Note 1. Description of the Transactions—Extension Loans” below.
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“Extension Notes” has the meaning set forth under “Note 1. Description of the Transactions—Extension Loans” below.
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“FEAC Class A Shares” means FEAC’s Class A ordinary shares, $0.0001 par value.
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“FEAC Class B Shares” means FEAC’s Class B ordinary shares, $0.0001 par value.

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“FEAC Shares” means (a) prior to the Class B Conversion, collectively, the FEAC Class A Shares and the FEAC Class B Shares, and (b) from and after the Class B Conversion, the FEAC Class A Shares after giving effect to the Class B Conversion. Any reference to the FEAC Shares is deemed to refer to clause (a) and/or clause (b) of this definition as the context so requires.
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“FEAC Sponsor Parties” has the meaning set forth under “Note 1. Description of the Transactions—FEAC Sponsor Parties” below.
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“FEAC Warrant Agreement” means the warrant agreement, dated as of December 9, 2021, by and between FEAC and Continental Stock Transfer & Trust Company, as warrant agent.
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“FEAC Warrant” means each warrant to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement.
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“First Extension Loan Note” has the meaning set forth under “Note 1. Description of the Transactions—Extension Loans” below.
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“First Loan Note” has the meaning set forth under “Note 1. Description of the Transactions—Working Capital Loans” below.
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“FGOF” means Forbion Growth Opportunities Fund I Cooperatief U.A.
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“IPO” means initial public offering.
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“Management” has the meaning set forth under “Note 2. Basis of Pro Forma Presentation” below.
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“Management’s Adjustments” has the meaning set forth under “Note 2. Basis of Pro Forma Presentation” below.
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“New enGene Shares” means the common shares, without par value, of enGene Holdings, Inc., as further described in paragraph 1 of the “Background and Business Combination” section, above.
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“New enGene Warrants” means the warrants to purchase New enGene Shares, at a price of $11.50 per share, subject to adjustment, as further described in paragraph 1 of the “Background and Business Combination” section, above.
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“Non-Redemption Agreement” has the meaning set forth under “Note 1. Description of the Transactions—Non-Redemption Agreement” below.
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“Old enGene Class A Preferred Shares” means Class A Preferred shares in the capital of enGene Inc.
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“Old enGene Class B Preferred Shares” means Class B Preferred shares in the capital of enGene Inc.
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“Old enGene Class C Preferred Shares” means Class C Preferred shares in the capital of enGene Inc. issuable in series, one series being designated Series 1 Class C Preferred Shares, one series being designated Series 2 Class C Preferred Shares, one series designated Series 3 Class C Preferred Shares and one series being designated Series 4 Class C Preferred Shares.
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“Old enGene Common Shares” means the common shares of enGene Inc.
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“Old enGene Non-Voting Common Shares” means the non-voting common shares in the capital of Old enGene.
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“Old enGene Preferred Shares” means the Old enGene Class A Preferred Shares, old enGene Class B Preferred shares and old enGene Class C Preferred shares.
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“Old enGene Shares” means the Old enGene Common Shares, Old enGene Non-Voting Common Shares, Old enGene Class A Preferred Shares, Old enGene Class B Preferred Shares, and Old enGene Class C Preferred Shares.
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“Old enGene Warrant” means any warrant to purchase Old enGene securities that was ultimately exchanged for a New enGene Warrant to purchase New enGene Shares as a result of the Business Combination.

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“Plan of Arrangement” means the agreement pursuant to which the “Amalgamation” was consummated, with the date of the Amalgamation being the Closing Date.
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“Reference Price” has the meaning set forth in “enGene Exchange Ratio”.
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“RNA” means ribonucleic acid.
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“Second Extension Loan Note” has the meaning set forth under “Note 1. Description of the Transactions—Extension Loans” below.
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“Second Loan Note” has the meaning set forth under “Note 1. Description of the Transactions—Working Capital Loans” below.
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“Third Loan Note” has the meaning set forth under “Note 1. Description of the Transactions—Working Capital Loans” below.
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“Transaction Accounting Adjustments” has the meaning set forth under “Note 2. Basis of Pro Forma Presentation” below.
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“Transaction Proposals” refers to the matters voted upon by FEAC’s stockholders at the extraordinary general meeting of stockholders held on October 24, 2023, as set forth in FEAC’s definitive Proxy Statement filed with the Securities and Exchange Commission October 2, 2023.
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“Trust Account” refers to the trust account established by FEAC in accordance with, that certain Investment Management Trust Agreement, dated as of December 9, 2021, between FEAC and Continental Stock Transfer & Trust Company, as trustee.
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“US GAAP” refers to accounting principles generally accepted in the United States of America.
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“Working Capital Loans” has the meaning set forth under “Note 1. Description of the Transactions—Working Capital Loans” below.
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“Working Capital Loan Notes” has the meaning set forth under “Note 1. Description of the Transactions—Working Capital Loans” below.

Unaudited Pro Forma Condensed Statement of Operations

The following unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023 presents the combination of the financial information of FEAC and New enGene, after giving effect to the Transactions, including the Business Combination, 2023 PIPE Financing, the Non-Redemption Agreement, the Convertible Bridge Financing, the Working Capital Loans, the Sponsor and Insiders Letter Agreement, and the Extension Loans and related adjustments described in the accompanying notes. Subsequent to the Business Combination, FEAC, New enGene and Old enGene are collectively referred to herein as the “Combined Company.” The Transactions are reflected in the Combined Company’s consolidated balance sheet as of October 31, 2023. Therefore, the unaudited pro forma condensed combined balance sheet is not presented in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023 does not include any financing transactions that took place in fiscal 2024.

FEAC was a blank check company incorporated on August 9, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, FEAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations. As of September 30, 2023, there was $138.8 million in investments and cash held in the Trust Account and $86,000 of cash held outside the Trust Account available for general corporate purposes.

enGene Inc. (and, following the Business Combination, enGene Holdings Inc.), is a clinical-stage biotechnology company developing non-viral gene therapies based on localized delivery of nucleic acid payloads to mucosal tissues. enGene Inc.’s (and, following the Business Combination, enGene Holdings Inc.’s) proprietary DDX platform has a high degree of payload flexibility, including DNA and various forms of RNA with broad tissue and disease application.

The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023 gives pro forma effect to the Transactions as if they had occurred on November 1, 2022, which is the beginning of the fiscal year in which the Transactions occurred.

The unaudited pro forma condensed combined financial information are based on and should be read in conjunction with the historical financial statements and the related notes thereto as described under “Note 2. Basis of Pro Forma Presentation” below.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Company’s results of operations would have been had the Transactions occurred on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The Business Combination results in the combination of Old enGene and New enGene, with a fiscal year end of October 31, with FEAC, with a fiscal year end of December 31. The pro forma statement of operations for the year ended October 31, 2023 presents the combination of financial information of New enGene and FEAC, after giving effect to the Transactions described in the accompanying notes. The unaudited pro forma statement of operations for the year ended October 31, 2023 includes New enGene’s consolidated results of operations for the year ended October 31, 2023 and FEAC’s results of operations for the twelve months ended September 30, 2023. New enGene’s consolidated results of operations for the year ended October 31, 2023 include the results of operations of Old enGene for the year ended October 31, 2023 and the results of operations of New enGene for the period from April 24, 2023 (inception) to October 31, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED OCTOBER 31, 2023

(In thousands, except share and per share amounts)

	Historical
	(A)	(B)
	enGene Holdings Inc.	FEAC	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Operating expenses:
Research and development	$16,458	$—	$—		$16,458
General and administrative	9,602	—	(120)	5(d)	20,740
			1,058	5(f)
			1,085	5(g)
			9,115	5(h)
Operating costs	—	9,115	(9,115)	5(h)	—
Total operating expenses	26,060	9,115	2,023		37,198
Loss from operations	(26,060)	(9,115)	(2,023)		(37,198)
Other income (expense), net
Interest income	(1,117)	—	—		(1,117)
Interest expense	4,953	—	(2,865)	5(a)	1,802
			(286)	5(c)
Interest earned from trust account	—	5,890	5,890	5(e)	—
Change in fair value of convertible debentures embedded derivative liabilities	21,421	—	(21,284)	5(a)	—
			(137)	5(c)
Change in fair value of warrant liabilities	(10,849)	—	(563)	5(a)	—
			11,412	5(b)
Change in fair value of convertible debentures	56,212	—	(56,212)	5(a)	—
Loss on extinguishment of convertible debentures	3,091	—	—		3,091
Other expense, net	129	—	—		129
Total other income (expense), net	(73,840)	5,890	(64,045)		3,905
Net loss before provision for income taxes	(99,900)	(3,225)	(62,022)		(41,103)
Provision for income taxes	(17)	—	—		(17)
Net loss	$(99,917)	$(3,225)	$(62,022)		$(41,120)
Net loss for the period attributable to equity holders — basic and diluted	$(104,739)	$(3,225)	$(62,022		$(41,120)
Weighted average common shares outstanding used in basic and diluted net loss per share	692,609	3,162,500	19,342,867		23,197,976	5(i)
Net loss per share of Combined Company — basic and diluted	$(151.22)	$(0.20)			$(1.77)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.
Description of the Transactions

On May 16, 2023, FEAC, Old enGene and New enGene entered into the Business Combination Agreement. Under the terms of the Business Combination Agreement, the business combination of FEAC, Old enGene, and New enGene was completed through a series of transactions including the Business Combination, the 2023 PIPE Financing, the Non-Redemption Agreement, the Convertible Bridge Financing, the Working Capital Loans, the Sponsor and Insiders Letter Agreement, and the Extension Loans. The principal steps of the Transactions are described above.

Pursuant to the Business Combination Agreement, two entities were incorporated to effect the Transactions, Can Merger Sub, a Canadian corporation and a wholly owned subsidiary of FEAC and Cayman Merger Sub, a Cayman Islands exempt company and a direct wholly owned subsidiary of New enGene.

2023 PIPE Financing

In connection with the Business Combination Agreement, FEAC and New enGene entered into the 2023 Subscription Agreements with the 2023 PIPE Investors, as modified by a side letter agreement, pursuant to which the 2023 PIPE Investors agreed to purchase FEAC Class A Shares and FEAC Warrants (or New enGene Shares and New enGene Warrants when such obligation was assumed (the “Assumption”) by New enGene) for an aggregate commitment amount of $56.9 million. The 2023 Subscription Agreements are subject to certain conditions, including, among other things, completing the steps of the Transactions. The purpose of the 2023 PIPE Financing is to fund general corporate expenses of New enGene.

Sponsor and Insiders Letter Agreement

Concurrent with the execution of the Business Combination Agreement, FEAC, the FEAC Sponsor, Forbion Growth Opportunities Fund I Cooperatief U.A. and the other holders of FEAC Class B Shares, Old enGene, New enGene and the other parties named therein (collectively, other than Old enGene and New enGene, the “FEAC Sponsor Parties”) entered into the Sponsor and Insiders Letter Agreement, pursuant to which the FEAC Sponsor agreed to surrender and in effect issue to 2023 PIPE Investors, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the FEAC Sponsor to FEAC into FEAC Private Placement Warrants, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, effective immediately prior to the Class B Conversion on the day which is two business days prior to the Closing Date.

Non-Redemption Agreement

In connection with the execution of the Business Combination Agreement, FEAC and a FEAC shareholder that is the beneficial owner of 166,665 FEAC Class A Shares entered into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, FEAC agreed to issue additional FEAC Class A Shares and FEAC Warrants (which commitment was assumed by New enGene as part of the Transactions such that New enGene issued additional New enGene Shares and New enGene Warrants) to such FEAC shareholder in consideration of such FEAC shareholder’s commitment (i) to vote or cause to be voted all of its FEAC Shares in favor of the Transaction Proposals and (ii) not to redeem its FEAC Class A Shares in connection with the approval of the Business Combination by the shareholders of FEAC.

Convertible Bridge Financing

Prior to the execution and delivery of the Business Combination Agreement, Old enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18.4 million (the “2022 Convertible Notes” and, together with the Old enGene Warrants to be issued by Old enGene as consideration for such modifications, the “Amended 2022 Financing”). On April 4, 2023, Old enGene entered into an interest-free debt agreement for aggregate cash proceeds of $8.0 million (the “2023 Subordinated Notes”). Concurrently with the execution and delivery of the Business Combination Agreement, Old enGene entered into agreements pursuant to which it issued new convertible indebtedness and warrants (i) for cash in an aggregate principal amount of $30.0 million, which amount was funded in two tranches, comprising an initial $20.0 million on May 17, 2023 by Forbion Growth

Sponsor FEAC I B.V. and a subsequent $10.0 million on June 15, 2023, and (ii) in repayment of the 2023 Subordinated Notes (such convertible notes, the “2023 Convertible Notes” and, together with the Old enGene Warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”). The Convertible Bridge Financing indebtedness was converted in the Transactions into that number of Old enGene Common Shares that, when exchanged at the enGene Exchange Ratio, equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the 2023 PIPE Financing.

In relation to the Amended 2022 Financing, the holders of the 2022 Convertible Notes received warrants to purchase Old enGene Common Shares and the holders of the 2023 Convertible Notes were issued warrants in connection with the issuance of the 2023 Convertible Notes. These warrants converted through the Transactions to New enGene Warrants to purchase common shares of the Combined Company. These warrants have substantially similar terms as the warrants received by the 2023 PIPE Investors and were equity classified upon the execution of the 2023 PIPE Financing at the close of the Business Combination.

Working Capital Loans

On March 24, 2023, the FEAC Sponsor and FEAC entered into an unsecured promissory note (the “First Loan Note”) under which the FEAC Sponsor agreed to extend to FEAC a loan of up to $900,000, to be used for FEAC’s general corporate purposes. The FEAC Sponsor funded the initial principal amount of $450,000 on March 24, 2023, and additionally funded $450,000 on April 26, 2023. On June 6, 2023, the FEAC Sponsor and FEAC entered into an additional unsecured promissory note (the “Second Loan Note”) under which the FEAC Sponsor agreed to extend to FEAC a loan of up to $300,000, to be used for FEAC’s general corporate purposes. The FEAC Sponsor funded the principal amount of $300,000 under the Second Loan Note on June 6, 2023. Also, on September 13, 2023, the FEAC Sponsor and FEAC entered into an additional unsecured promissory note (the “Third Loan Note” and, together with the First Loan Note and the Second Loan Note, the “Working Capital Loan Notes”, and the loans evidenced by such Working Capital Loan Notes, the “Working Capital Loans”) under which the FEAC Sponsor agreed to extend to FEAC a loan of up to $450,000, to be used for FEAC’s general corporate purposes. The FEAC Sponsor funded the principal amount of $450,000 under the Third Loan Note on September 13, 2023. The Working Capital Loan Notes bore no interest and were due and payable on the earlier of (i) the date of consummation of a business combination and (ii) December 14, 2023. Upon consummation of the Business Combination, the FEAC Sponsor elected to convert the outstanding principal amount under the First Loan Note into 600,000 additional FEAC Private Placement Warrants at a price of $1.50 per warrant, and the remaining principal amount outstanding under the Second Loan Note and the Third Loan Note was repaid by FEAC out of the proceeds of the Trust Account released to FEAC.

Extension Loans

On June 6, 2023, FEAC extended the period of time to consummate a business combination which required the FEAC Sponsor or its affiliates or designees to deposit into the Trust Account, $1.3 million ($0.10 per FEAC Class A Shares in either case) (the “First Extension Loan Note”).

On September 13, 2023, FEAC further extended the period of time to consummate a business combination which required the FEAC Sponsor to deposit into the Trust Account $1.3 million ($0.10 per FEAC Class A Share). The payment was made in the form of a non-interest bearing, unsecured promissory note (the “Second Extension Loan Note” and, together with the First Extension Loan Note, the “Extension Notes”, and the loans evidenced by such Extension Notes, the “Extension Loans”). The Extension Notes bear no interest and were due and payable on the earlier of (i) the date of consummation of a business combination and (ii) December 14, 2023. Upon consummation of the Business Combination, the FEAC Sponsor elected to convert $600,000 of the principal amount outstanding under the First Extension Loan Note into 400,000 additional FEAC Private Placement Warrants at a price of $1.50 per warrant, and the remaining principal amount outstanding under the First Extension Loan Note and the amount outstanding under the Second Extension Loan Note were repaid by FEAC out of the proceeds of the Trust Account released to FEAC.

These additional FEAC Private Placement Warrants were issued by FEAC to the FEAC Sponsor immediately prior to the Surrender on the day which was two business days prior to the Closing Date, in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the First Loan Note and/or the First Extension Loan Note, as applicable.

2.
Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for business combinations (“Transaction Accounting Adjustments”) and permitted the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management of New enGene and FEAC (collectively “Management”) has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Combined Company reflecting the accounting for the Business Combination, the 2023 PIPE Financing, the Non-Redemption Agreement, the Convertible Bridge Financing, the Working Capital Loans, the Sponsor and Insiders Letter Agreement, and the Extension Loans.

The unaudited pro forma condensed combined financial information is based on the FEAC historical financial statements and the New enGene historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023 gives effect to the Transactions as if they had occurred on November 1, 2022.

The Business Combination results in the combination of Old enGene and New enGene, with a fiscal year end of October 31, with FEAC, with a fiscal year end of December 31. The pro forma statement of operations for the year ended October 31, 2023 present the combination of financial information of New enGene and FEAC, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The unaudited pro forma statement of operations for the year ended October 31, 2023 includes New enGene’s statement of operations for the year ended October 31, 2023 and FEAC’s results of operations for the twelve months ended September 30, 2023. New enGene’s consolidated statement of operations for the year ended October 31, 2023 includes the results of operations of Old enGene for the year ended October 31, 2023 and the results of operations of New enGene for the period from April 24, 2023 (inception) to October 31, 2023.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that Management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information do not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. FEAC and Old enGene have not had any historical relationship prior to the Business Combination, with the exception of a shareholder investment in Old enGene by Forbion Capital Fund III, an affiliate of the FEAC Sponsor. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

As a result of the Transactions, Old enGene shareholders (including shares owned by Forbion Capital Fund III, an existing Old enGene shareholder) own approximately 42% of the New enGene Shares, FEAC public shareholders (excluding FEAC Sponsor shares) own approximately 1% of the New enGene Shares, the FEAC Sponsor and FGOF together own approximately 25% of the New enGene Shares, and the 2023 PIPE Investors (excluding FEAC Sponsor portion) own approximately 32% of the New enGene Shares. At Closing, shares outstanding of New enGene as presented in the unaudited pro forma condensed combined financial information include the following:

	Number of Shares Owned	% Ownership
Old enGene shareholders	9,698,082	42%
FEAC public shareholders	270,856	1%
Sponsor and FGOF	5,765,932	25%
2023 PIPE Investors	7,463,106	32%
Total New enGene shares (1)	23,197,976	100%

(1)
Represents the total number of outstanding New enGene Shares that New enGene issued upon the consummation of the Transactions. This total does not include New enGene Shares that may be received upon exercise of (i) 10,411,641 outstanding New enGene Warrants or (ii) 5,314,884 New enGene share options to be issued or available to be issued upon the consummation of the Transactions.

The Business Combination Agreement and the Plan of Arrangement together provide that all outstanding Old enGene Shares were exchanged directly for New enGene Shares in the Business Combination (without prior conversion into Old enGene Common Shares) at the enGene Exchange Ratio. Solely for ease of presentation and understanding, the unaudited pro forma adjustments presented below assumes that all Old enGene Non-Voting Common Shares and the Old enGene Preferred Shares are first converted into Old enGene Common Shares prior to the exchange of such shares in the Business Combination for New enGene Shares, which assumption has no impact on the Unaudited Pro Forma Condensed Combined Statement of Operations.

These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•
the accompanying notes to the unaudited pro forma condensed combined financial information;
•
the historical consolidated financial statements of enGene Holdings Inc. as of and for the year ended October 31, 2023, and the related notes included or incorporated by reference into the Prospectus;
•
the historical unaudited condensed consolidated financial statements of FEAC as of and for the nine months ended September 30, 2023 and September 30, 2022, and the related notes included or incorporated by reference into the Prospectus; and
•
the historical audited financial statements of FEAC as of and for the year ended December 31, 2022 and the related notes included or incorporated by reference into the Prospectus (used to determine the results of operations of FEAC for the twelve months ended September 30, 2023);

The unaudited pro forma condensed combined financial information are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the Combined Company.

3.
Accounting for the Business Combination

Notwithstanding the legal form, the Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, FEAC is treated as the acquired company for financial reporting purposes, whereas Old enGene is treated as the accounting acquirer. In accordance with this accounting method, New enGene is considered to be a continuation of Old enGene, with the net identifiable assets of FEAC deemed to have been acquired by Old enGene in exchange for Old enGene Common Shares accompanied by a recapitalization. The net assets of FEAC are stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination are those of Old enGene. Old enGene has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of FEAC accompanied by a recapitalization.

•
Senior management of Old enGene continues as senior management of the Combined Company;
•
Old enGene identifies a majority of the members of the board of directors of the Combined Company;
•
The name of the Combined Company is enGene Holdings Inc. and it utilizes Old enGene’s current headquarters; and
•
Old enGene’s operations comprise the ongoing operations of the Combined Company.
4.
Common shares of enGene Inc.

The enGene Exchange Ratio is calculated in accordance with the terms of the Business Combination Agreement as a quotient obtained by dividing the enGene Per Share Value by the Reference Price of $10.25. The enGene Per Share Value is determined as (i) $96,543,554, which is the reference value of $90,000,000 plus the exercise value of enGene Inc.’s outstanding share-based awards, divided by (ii) 52,187,971, which is the sum of enGene Inc.’s outstanding common shares immediately prior to the closing of the Business Combination and the number of common shares issued or issuable upon exercise or settlement of enGene Inc.’s outstanding share based awards and excludes any shares issuable for the conversion of enGene Inc.’s convertible debt.

	Number of Old enGene shares prior to the closing of the Business Combination	Number of shares issued on conversion of Old enGene 2022 and 2023 Convertible Notes (2)	Number of Old enGene common shares outstanding prior to the closing of the Business Combination
Common shares	4,036,656	35,349,238	39,385,894
Preferred shares (1)	33,152,399	—	33,152,399
Total	37,189,055	35,349,238	72,538,293
enGene Inc. common shares outstanding prior to the closing of the Business Combination			72,538,293
enGene Exchange Ratio			0.1804799669
New enGene common shares issued to enGene shareholders upon closing of the Transactions			13,091,608

(1)
Presentation assumes that enGene Inc.’s outstanding classes of preferred shares convert to enGene Inc.’s common shares at a ratio of 1:1 immediately prior to the close of the Business Combination. Old enGene Preferred Shares outstanding at the close of the Business Combination were comprised of the following:

Preferred Shares Classes Shares
Class A preferred shares	1,477,715
Class B preferred shares	864,570
Class C preferred shares	30,810,114
Total Old enGene Preferred Shares issued and outstanding converted to Old enGene Common Shares	33,152,399

(2)
The number of shares that were issued on conversion of the outstanding principal balance of $18.4 million of Old enGene’s 2022 Convertible Notes and $38.0 million of the 2023 Convertible Notes, was calculated as follows:

	2022 Convertible Notes	2023 Convertible Notes
	(in thousands, except share amounts and ratios)
Principal balance of the convertible notes	$18,400	$38,000
Purchase price paid for the warrants	—	1,805
Purchase price allocated to the convertible notes (A)	$18,400	$36,195
enGene Inc. common shares issued at redemption price of $10.25	1,795,122	3,707,317
Additional enGene Inc. common shares issued in connection with PIPE financing	286,238	591,145
Total enGene Inc. shares issued upon conversion of the convertible notes prior to reflecting the conversion ratio (B)	2,081,360	4,298,462
Conversion ratio (C=A*1000/B)	8.84	8.42
enGene Exchange Ratio (D)	0.1804799669	0.1804799669
enGene Inc. common shares issued to enGene Inc. convertible note holders upon conversion of the 2022 Convertible Notes and 2023 Convertible Notes (E=A*1000/(C*D))	11,532,375	23,816,863

5.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

5(A) Derived from the consolidated statement of operations and comprehensive loss of enGene Holdings Inc. for the year ended October 31, 2023.

5(B) The results of operations of FEAC for the twelve months ended September 30, 2023 are derived from the unaudited condensed statement of operations for the nine months ended September 30, 2023 and the results of operations for the three months ended December 31, 2022, calculated using the statement of operations for the year ended December 31, 2022 and unaudited condensed statement of operations for the nine months ended September 30, 2022.

enGene Inc. and FEAC are both non-taxable entities and no pro forma adjustments have an impact on associated income tax.

Pro forma Transaction Accounting Adjustments:

5(a) To eliminate the interest expense and to reflect the derecognition of change in fair value of the 2023 Convertible Notes and the change in fair value of the embedded derivative liability and warrant liability associated with the 2022 and 2023 Convertible Notes, as it is assumed that the 2022 and 2023 Convertible Notes were converted to equity as if the Business Combination had occurred on November 1, 2022. The conversion of the 2022 Convertible Notes was accounted for as an extinguishment and a loss of $2.8 million, relating to the difference between the fair value of the common shares issued and the carrying value of the 2022 Convertible Notes and related embedded derivative liability, is reflected in the historical consolidated financial statements of enGene Holdings Inc. for the year ended October 31, 2023. The interest adjustment was based on the total interest expense on the 2022 Convertible Notes recorded for the year ended October 31, 2023. These transactions are not expected to have a recurring impact.

5(b) To eliminate the change in fair value of Old enGene Warrants to purchase Class C preferred shares as the warrants were cancelled as part of the Transactions, as if the Business Combination had occurred on November 1, 2022. The transaction is not expected to have a recurring impact.

5(c) To eliminate the interest expense recognized on the convertible debenture to the Business Development Bank of Canada and the associated change in fair value of the embedded derivative liability, given the convertible debenture to the Business Development Bank of Canada was repaid at the time of closing of the Business Combination. The transaction is not expected to have a recurring impact.

5(d) To reflect an adjustment to eliminate FEAC’s administrative support fees of $10,000 per month as if the Business Combination had occurred on November 1, 2022. The transaction is not expected to have a recurring impact.

5(e) To reflect the derecognition of investment income related to the investments held in the Trust Account in as if the Business Combination had occurred on November 1, 2022. The transaction is not expected to have a recurring impact.

5(f) To reflect an adjustment to recognize $1.1 million of general and administrative expense in the pro forma statement of operations for the year ended October 31, 2023 related to the Director and Officer (“D&O”) insurance tail policy of FEAC that was required to be purchased pursuant to the Business Combination Agreement. The D&O policy does not cover any claims incurred after the consummation of the Business Combination. The transaction is not expected to have a recurring impact.

5(g) To reflect FEAC’s estimated incremental advisory, legal, accounting, and other professional fees related to the Business Combination that are not recorded in its historical financial statements as an increase to general and administrative expense in the pro forma statement of operations for the year ended October 31, 2023 as if the transactions had occurred on November 1, 2022. The transaction is not expected to have a recurring impact.

5(h) To reflect the reclassification of FEAC’s operating costs to general and administrative expenses to align with New enGene’s presentation.

5(i) The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New enGene Shares outstanding at the closing of the Transactions, assuming the Transactions occurred on November 1, 2022. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented. Pro forma basic and diluted net loss per share is calculated as follows for the year ended October 31, 2023 (in thousands, except share and per share amounts):

Numerator:
Net loss — basic and diluted	$(41,120)
Denominator:
New enGene common shares owned by public shareholders that were subject to redemption upon closing	104,191
New enGene common shares owned by public shareholders that were not subject to redemption upon closing	3,373,496
New enGene common shares owned by Old enGene shareholders (excluding the conversion of the 2022 Convertible Notes and the 2023 Convertible Notes)	6,711,786
New enGene common shares owned by Old enGene shareholders derived from the conversion of the 2022 Convertible Notes and the 2023 Convertible Notes	6,379,822
New enGene common shares owned by PIPE Investors	6,435,441
New enGene common shares owned by shareholders that were subject to Non-Redemption Agreement (1)	193,240
Weighted average common shares outstanding used in basic and diluted net loss per share (2)	23,197,976
Net loss per share of Combined Company — basic and diluted	$(1.77)

(1)
Represents 166,665 FEAC Class A Shares associated with the Non-Redemption Agreement and 26,575 additional FEAC Class A Shares that were issued to the same FEAC shareholder in consideration for such shareholder’s entering into the Non-Redemption Agreement.

(2)
Represents the total number of outstanding New enGene Shares that New enGene issued as of the consummation of the Transactions. The number of New enGene Shares that may be received upon exercise of (i) 10,411,641 outstanding New enGene Warrants or (ii) 5,314,884 New enGene share options to be issued or available to be issued, respectively, upon the consummation of the Transactions have been excluded from the computation of diluted net loss per share attributable to common shareholders for the year ended October 31, 2023 because including them would have been antidilutive.